EXHIBIT 17


                       AMENDMENT NO. 1, WAIVER AND CONSENT

          Amendment No. 1, Waiver and Consent, dated as of October 21, 2005 (this "WAIVER AND CONSENT"), relating to the Investment and Note Purchase Agreement (the "EXISTING AGREEMENT"), dated as of June 23, 2005, by and among Viatel Holding (Bermuda) Limited (the "COMPANY") and the purchasers named therein and the Company's Senior Secured Increasing Rate Notes Due 2007 (the "NEW NOTES"). Capitalized terms used in this Waiver and Consent and not defined shall have the meanings assigned to them in the Existing Agreement.

          Whereas, VTL (UK) Limited ("VTL UK") and Lloyds Bank plc ("LLOYDS") intend to enter into a loan facility to be dated the date hereof (the "LLOYDS FACILITY") and executed simultaneously with this Waiver and Consent, to loan VTL UK up to (pound)5,750,000. Whereas, VTL UK contemplates repaying any amounts borrowed under the Lloyds Facility with the proceeds from the sale (the "CYBERNET SALE") of Cybernet (Schweiz) AG ("CYBERNET") to Swisscom Fixnet AG pursuant to the Share Purchase Agreement dated October 20, 2005, by and among the Company, Viatel Holding (Europe) Limited and Swisscom Fixnet AG.

          Whereas, Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") is agreeing, pursuant to and subject to the conditions contained in a guarantee to be dated the date hereof (the "GUARANTEE") and executed simultaneously with this Waiver and Consent, to guarantee VTL UK's obligations under the Lloyds Facility up to (pound)6,000,000.

          Whereas, VTL UK, the Company, Viatel Broadband Limited, Viatel Internet Limited, Morgan Stanley and certain of the holders of the Company's 8% Convertible Senior Secured Notes due 2014 (together with Morgan Stanley, the "LENDERS"), in connection with the syndication of the obligations under the Guarantee, intend to enter into a guarantee facility to be dated the date hereof (the "GUARANTEE FACILITY") and executed simultaneously with this Waiver and Consent;

          Whereas, Lloyds is only willing to enter into the Lloyds Facility if the Guarantee and this Waiver and Consent are executed and delivered;

          Whereas, Morgan Stanley and the Lenders are only willing to enter into the Guarantee and the Guarantee Facility, respectively, if this Waiver and Consent is executed and delivered;

          Whereas, the Board of Directors of the Company has determined that entering into or having VTL UK enter into, as applicable, the Lloyds Facility, the Guarantee Facility and the related documentation are in the best interests of the Company and have approved and authorized the execution of the documents necessary to give effect to the Lloyd's Facility, the Guarantee Facility and related documentation; and

          Whereas, each of the holders of the New Notes (the "NEW HOLDERS") has determined that the Guarantee Facility and this Waiver and Consent are in its best interests and has approved this Waiver and Consent;


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          Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows.

       1. CONSENT OF EXISTING HOLDERS. Each New Holder and the Company hereby agrees that the transactions contemplated by the Lloyds Facility, the Guarantee Facility and the Cybernet Sale, including (without limitation) the application of any proceeds received from the sale of Cybernet toward repayment of any borrowing made under the Lloyds Facility or any amount due under the Guarantee or Guarantee Facility, shall be excluded from the application of proceeds contemplated by Sections 5.2(a) and 5.2(d) of the New Notes.

       2. CONSENT TO SPECIAL SHARE HOLDER ACTION. Each New Holder hereby consents to the holder of the Special Share entering into a consent pursuant to
Section 76A of the Company's bye-laws that will allow the Company to enter into the Guarantee Facility and to execute any other documents or transactions related thereto.

       3. AMENDMENT TO EXISTING AGREEMENT. Each of the Company and each New Holder hereby agrees that the Existing Agreement is hereby amended by:

          (i) Inserting the following new definition in alphabetical order in
Section 1.01 of the Existing Agreement:

          ""GUARANTEE" means that certain guarantee dated October 21, 2005, issued by Morgan Stanley & Co. Incorporated to Lloyds TSB Bank plc.

          "GUARANTEE FACILITY" means that certain guarantee agreement dated October 21, 2005, among Morgan Stanley & Co. Incorporated, VTL (UK) Limited, the Company, Viatel Broadband Limited, Viatel Internet Limited and the several banks and other financial institutions from time to time party thereto."

          (ii) Inserting the following new Section 2.03 immediately after
Section 2.02 of the Existing Agreement:

          "Section 2.03. GUARANTEE NOTES. On the basis of the representations and warranties and agreements contained herein and in the Guarantee Facility, if any demand is made under the Guarantee, the Company agrees to issue to each of the lenders under the Guarantee Facility, severally and not jointly, Notes in an aggregate principal amount of $1,000,000 pursuant to Section 2.2(b) of the Guarantee Facility."

       4. GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY. This Waiver and Consent shall be construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws provisions thereof. Each party hereto hereby irrevocably submits to the jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, any appellate courts from any thereof (any such court, a "NEW YORK COURT") or any court of the United Kingdom located in London, or any appellate courts from any thereof (any such court, a "U.K. COURT"), for the purpose of any suit, action or other proceeding arising out of or relating to this Waiver and Consent or under any applicable securities laws and arising out of the foregoing, which is brought by or against such party, and each such party hereby irrevocably agrees that all


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claims in respect of any such suit, action or proceeding will be heard and determined in any New York Court or U.K. Court. Each such party hereby agrees not to commence any action, suit or proceeding relating to this Waiver and Consent other than in a New York Court except to the extent mandated by applicable law. Each such party hereby waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. EACH PARTY TO THIS WAIVER AND CONSENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS WAIVER AND CONSENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT THIS WAIVER AND CONSENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS WAVIER AND CONSENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

       5. SEPARABILITY. If any one or more of the provisions contained in this Waiver and Consent shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Waiver and Consent and such provision shall be interpreted to the fullest extent permitted by the law; PROVIDED that the Company and each New Holder shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

       6. SUCCESSORS AND ASSIGNS. All agreements of the Company and the New Holders hereunder shall bind their respective successors and assigns.

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IN WITNESS HEREOF, THE PARTIES HERETO HAVE CAUSED THIS WAIVER AND CONSENT TO BE
DULY EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE:

VIATEL HOLDING (BERMUDA) LIMITED


By: /s/ Lucy Woods
   --------------------------
   Name:  Lucy Woods
   Title: Chief Executive Officer


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AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

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MORGAN STANLEY & CO. INCORPORATED           VARDE PARTNERS, INC.


 By: /s/ Thomas Doster                       By: /s/ George Hicks
    --------------------------                  --------------------------
    Name:  Thomas Doster                        Name:  George Hicks
    Title:  Managing Director                   Title:  Managing Partner

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